Exhibit 10.1

AMENDMENT TO

AMENDED AND RESTATED DEVELOPMENT AND LICENSE AGREEMENT

This Amendment to Amended and Restated Development and License Agreement (“Amendment”) is made as of this 29th day of July, 2014 (the “Amendment Effective Date”) by and between Intellikine LLC, a limited liability company organized and existing under the laws of the State of Delaware and successor to Intellikine, Inc. (“Intellikine”), and Infinity Pharmaceuticals, Inc., a company organized and existing under the laws of the State of Delaware (“Infinity”). Intellikine and Infinity are each referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Intellikine and Infinity are parties to the Amended and Restated Development and License Agreement, effective as of December 24, 2012 (the “Effective Date”, and such agreement, the “Agreement”);

WHEREAS, in consideration of the payment of the Option Fee (as defined below), Intellikine wishes to grant to Infinity an option to terminate its obligation to pay Royalties (as defined in the Agreement) with respect to the IPI-145 Product (as defined below) in oncology Indications (the “Option”);

WHEREAS, the Parties wish to amend the Agreement, in accordance with Section 18.8 thereof, as set forth below;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.	Definitions.

1.1	“IPI-145 Product” means a Product which is, or which contains or comprises, the compound known as IPI-145 (also known as INK1197 or IPI145) or any of its various chemical forms, including acids, bases, salts, metabolites, esters, isomers, enantiomers, pro-drug forms, hydrates, solvates, polymorphs and degradants thereof in crystal, powder or other form.

1.2	All terms used, but not defined, in this Amendment shall have the meaning set forth in the Agreement.

2.	Option Fee & Exercise Fee.

2.1	In consideration for Intellikine granting the Option to Infinity, Infinity shall pay to Intellikine an option fee equal to five million dollars (US$5,000,000) (the “Option Fee”) within thirty (30) days of the Amendment Effective Date.

2.2	Subject to the proviso of this Section 2.2, the Option is exercisable at any time, at Infinity’s sole discretion, upon delivery of written notice to Intellikine no less than five (5) Business Days in advance of Infinity’s payment of an exercise fee equal to fifty two million five hundred thousand dollars (US$52,500,000) (the “Exercise Fee”); provided that the Exercise Fee must be delivered to Intellikine (or its designee) on or before March 31, 2015. If the Exercise Fee is not delivered on or before March 31, 2015, the Option shall expire and Infinity’s obligation to pay Royalties with respect to the IPI-145 Product shall remain unchanged and in full force and effect.

3.	Royalty Termination. Upon payment of the Option Fee and the Exercise Fee described in Section 2 above, Infinity’s obligation to pay Royalties with respect to the IPI-145 Product(s) in oncology Indications shall terminate. Notwithstanding the foregoing, (a) the Royalty Term(s) for the IPI-145 Product(s) will be unaffected by Infinity’s exercise of the Option and will, for the avoidance of doubt, continue, on a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis, except for Infinity’s obligation to pay Royalties with respect to the IPI-145 Product(s) in oncology Indications, (b) the IPI-145 Product(s) will continue to constitute a Royalty-Bearing Product(s), as defined in Article 1 of the Agreement, and for all other purposes in the Agreement, except for Infinity’s obligation to pay Royalties with respect to the IPI-145 Product(s) in oncology Indications, and (c) the provisions of Section 9.2(b) shall continue to apply to the IPI-145 Product(s), on a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis.

4.	Press Release. In the event that either Party wishes to issue a press release or other public statement relating to the terms and conditions of this Amendment, it shall comply with the obligations set forth in Section 13.2 of the Agreement with respect thereto.

5.	Entire Agreement/Amendments.

(a) Except as amended by this Amendment, the Agreement and the Parties’ respective rights and obligations thereunder, shall remain in full force and effect. Without limiting the foregoing, and except as explicitly set forth herein, this Amendment does not modify, amend or have any effect on either Party’s rights or obligations under the Agreement, including, as applicable, with respect to (a) the IPI-145 Product(s) in non-oncology Indications, (b) Milestone Payments with respect to the IPI-145 Product(s), (c) any other Licensed Compound and/or Product regardless of Indication, (d) obligations to use Diligent Efforts with respect to Licensed Compounds and/or Products, including with respect to the IPI-145 Product(s), or (e) any other obligations, financial or otherwise, under the Agreement.

(b) After the Amendment Effective Date, every reference in the Agreement to the “Agreement” shall mean the Agreement as amended by this Amendment.

6.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in AdobeTM Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Amendment to be executed by their duly authorized representatives

SIGNED for and on behalf of	)	/s/ Anna Protopapas
INTELLIKINE LLC	)	Anna Protopapas
	)	President

SIGNED for and on behalf of	)	/s/ Adelene Q. Perkins
INFINITY PHARMACEUTICALS, INC.	)	Adelene Q. Perkins
	)	President and Chief Executive Officer

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